November 27, 2017

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for EnTrustPermal Hedge Strategies Portfolio (File No. 811-22850) (the "Portfolio") and, under the date of May 23, 2017, we reported on the financial statements of the Portfolio as of and for the year ended March 31, 2017. On
August 14, 2017 we resigned at the request of the Portfolio. We have read the Portfolio's statements included under Item 77K of its Form N-SAR dated November 27, 2017, and we agree with such statements, except that we are not in a position to agree or disagree with the Portfolio's statement that the change was approved by the Board of Trustees and we are not in a position to agree or disagree with the Portfolio's statement that PricewaterhouseCoopers LLP were not consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Portfolio's financial statements.

Very truly yours,
/s/ KPMG LLP